Schedule 13D
CUSIP No. 09141T 10 7	Page 1 of 5 Pages

EXHIBIT 14

William C. Rand, Esq. (WR-768) LAW OFFICE OF WILLIAM COUDERT RAND 711 Third Ave., Suite 1505 New York, New York 10017 (Phone) (212) 286-1425; (Fax) (212) 599-7909 Attorneys for Plaintiffs

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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THE RAVENSWOODINVESTMENT	ECF
COMPANY, L. P.	2004 Civ. 9266 (KMK)
ROBOTTI & COMPANY, INCORPORATED and
ROBOTTI & COMPANY, LLC,

Plaintiffs,

-against-

BISHOP CAPITAL CORP
ROBERT E. THRAILKILL
ROBERT J. THRAILKILL, and
SHERRY L. MOORE,

Defendants.

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MEMORANDUM OF LAW IN SUPPORT OF PLAINTIFFS' MOTION
FOR A TEMPORARY RESTRAINING ORDER AND PRELIMINARY INJUNCTION

                Plaintiffs, The Ravenswood Investment Company, L.P., Robotti & Company, Incorporated and Robotti & Company, LLC ("Plaintiffs"), have filed a Complaint, verified by the declaration of Robert Robotti, seeking, inter alia, equitable relief against Defendants Bishop Capital Corporation (the "Company" or "Bishop Capital"), Robert E. Thrailkill, Robert J. Thrailkill and Sherry L. Moore (collectively "Defendants" or without reference to the Company, the "Individual Defendants") and now move this court for a temporary restraining order and preliminary injunction:

(1) restraining and enjoining Defendants from violating Section 14(a) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78n, and the provisions of Rule 14a-9 promulgated thereunder;

(2)           requiring Defendants to immediately file a corrective proxy statement with the Securities and Exchange                 Commission and immediately mail copies to Bishop Capital Corporation's shareholders after such                 corrective proxy statement has been reviewed by plaintiff and this Court and delaying the shareholders                 meeting for a period of 30 days from the date the corrective proxy statement has been delivered to                 shareholders to permit shareholders to consider the new proxy;

(3)           restraining and enjoining Defendants from taking any steps to solicit or vote any proxies, consents, or                 authorizations with respect to the Bishop Capital Corporation Proxy Statement dated October 29, 2004;

(4) restraining and enjoining Defendants from filing or disseminating any false or misleading proxy solicitation materials relating to the voting of Bishop Capital Corporation's common stock;

Schedule 13D
CUSIP No. 09141T 10 7	Page 2 of 5 Pages

(5) restraining and enjoining Defendants from holding the Bishop Capital Corporation shareholders' meeting scheduled for December 16, 2004;

(6)           restraining and enjoining Defendants from permitting any vote by shareholders on any action to be taken                 on any proposal at the Bishop Capital shareholders meeting scheduled for December 16, 2004, including                 any proposal to amend the articles of incorporation to permit a reverse stock split, the purchase of                 fractional shares for a pre-split one dollar per share and the deregistering the shares of Bishop Capital                 common stock;

(7)           restraining and enjoining Defendants from voting proxies in favor of the proposal to amend the articles of                 incorporation to permit a reverse stock split on the grounds that the proxies were obtained by a misleading                 proxy statement; and

(8) restraining and enjoining Defendants from voting their own Bishop Capital Corporation shares on the grounds that they were obtained through illegal self-dealing;

Background Summary of Facts

                This action arises under the Federal Securities laws as a result of false, misleading, and unlawful statements made by Defendants in their Proxy Statement Amendment No. 2 filed with the Securities and Exchange Commission on October 29, 2004 and issued pursuant to Section 14(a) of the Securities Exchange Act of 1934 ("Exchange Act").  See Declaration of Robert Robotti dated December 3, 2004 at paragraph 4 incorporating and verifying Complaint ("Robotti Dec.").  The proxy statement and the false and misleading statements made therein were Defendants' efforts to discourage shareholders from voting in opposition to Bishop Capital's proposed going private transaction in which the Company will effect a 1-for-110 reverse stock split of the outstanding shares of its common stock and will pay fractional shareholders only $1 per pre-split share, when the fair value of such shares is at least $9.26 per share.  Id.

                The proxy statement among other things falsely stated that the liquidation value of the Company's gas interests was $351,605, when in fact the value was in excess of $3.2 million and falsely stated that the liquidation value of certain of the Company's real estate interests were $453,811 when in fact their value was in excess of $5.4 million and possibly in excess of $9.0 million.  Id. The Individual Defendants are the controlling shareholders of the Company and have breached their fiduciary duties to the non-controlling shareholders not only by these misrepresentations but also by the fact that they have either failed to hold annual shareholders meetings during the past seven years or failed to give shareholders notice of such meetings and during that time period have illegally granted themselves at least 202,569 shares of the Company's shares currently equal to more than 20.9% of the Company's outstanding shares.  Id.  The Defendants also failed to make the required disclosure under Section 13(d) of the Exchange Act and the rules thereunder related to their acting together as a group, their holdings of Bishop Capital common stock, the transfer of shares to the Individual Defendants, and their plans with respect to Bishop Capital.

                The Proxy Statement materially misstates the following information (1) the value of the Company's gas royalty interests (Complaint at Par. 28-39), (2) the value of the Company's investment in Bishop Powers, Ltd., a real estate investment partnership (Complaint at Par. 39-44), and (3) the value of the Company's investment in Creekside Apartments LLLP, a real estate investment partnership  (Complaint at Par. 45-50).  The Proxy also materially omits recent trading data, misrepresents the market for the Company's shares (Complaint at Par. 51-61), and misrepresents the effect of brokerage commissions on the value of the shareholders fractional shares after a reverse split.  (Complaint at Par. 62-66).

                In addition, the Defendants have failed to hold or give notice of annual shareholders meetings in violation of Wyoming Law, have issued to themselves significant amounts of Company shares for the purpose of illegally transferring effective control of the Company to themselves and have failed to file 13D Schedules in violation of federal law and in breach of their fiduciary duties.  Schedule 13D requires disclosing their shareholdings, their acting together as a group and their plans with respect to the Company.  (Complaint at Par. 67-77).

Schedule 13D
CUSIP No. 09141T 10 7	Page 3 of 5 Pages

                The Proxy Statement is false and misleading and is designed to fraudulently induce shareholders into amending the articles of incorporation to permit the Company to effect a 1-for-110 reverse stock split of the shares of Bishop Capital and permit the Company to purchase shares from the shareholders at $1.00 per pre-split share, a fraction of the fair value which is at least $9.26 per share, and which will result in the Company having fewer than 300 shareholders which will permit the Defendants to cause the Company to deregister its shares and cease public reporting for the insider purpose of concealing Defendants self dealing transactions.

Argument

                In order to obtain a preliminary injunction in this Circuit, a plaintiff must demonstrate both (a) irreparable harm, and (b) either (1) a likelihood of success on the merits, or (2) sufficiently serious questions going to the merits to make them fair grounds for litigation and a balance of hardships tipping decidedly in its favor.  In re Feit & Drexler, Inc., 760 F.2d 406, 415 (2d Cir. 1986); Kaplan v. Board of Education, 759 F.2d 256, 259 (2d Cir. 1985).

Plaintiffs have Demonstrated a Likelihood of Success on the Merits

Section 14(a) of the Securities Exchange Act of 1934 provides:

It shall be unlawful for any person, by the use of mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to Section 78l of this title.

15 U.S.C. Section 78n.

Rule 14a-9 provides, in relevant part:

No solicitation subject to this regulation shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to a material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

17 CFR Section 240.14a-9.

Under Rule 14a-9 "[a] proxy solicitor's obligation to disclose is a continuing one."  Aegis v. Goldman, 523 F. Supp. 1273, 1280 (S.D.N.Y. 1981).  Although a proxy solicitor is not required to disclose information in an original proxy which was either not in existence or of which the solicitor was unaware on the date that the proxy was issued, if new information becomes available before the shareholder vote which is material and whose omission would render the existing statement false or misleading, it is the solicitor's obligation to disclose that information before the vote.  Aegis, 523 F. Supp. at 1180; Nemo v. Allen, 466 F. Supp. 192, 195 (S.D.N.Y. 1979), see also Lebhar Friedman, Inc. v. Movielab, Inc., 1987 U.S. Dist. LEXIS 127 (S.D.N.Y. January 12, 1987).

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CUSIP No. 09141T 10 7	Page 4 of 5 Pages

Here, the complaint, as verified by the Robotti declaration, specifies numerous false statements in the proxy statement that constitute a blatant violation of the securities laws, including a contract for the sale of land disclosed in the Company's Form 10-Q for the Quarter ended September 30, 2004 which the Company failed to disclose in the Proxy Statement, as well as numerous failures of the Defendants to file Section 13(d) filings disclosing their acting as a group, their significant shareholdings, their plans and their issuing over 20% of the Company's shares to themselves.  In addition, Plaintiffs have specified that Defendants have failed to hold annual stockholder meetings in violation of Wyoming corporate law and have violated their fiduciary duties to stockholders by distributing to themselves (in illegal self dealing transactions) Bishop Capital shares in excess of 20% of the current outstanding shares of Bishop's stock.

The misrepresentations and omissions in the Proxy Statement are clearly material as the gross undervaluation of the value of the company is material to the shareholders decision to vote to permit the company to purchase his fractional shares for a pre-split $1.00 per share, in contrast to their fair value which is at least $9.26 per share.  In addition, the other misrepresentations are all material to the shareholders decision to vote to permit the company to go private and end public filing with the SEC.  See TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976) (a fact is material under Rule 14a-9 "if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to vote. . . . It does not require proof of a substantial likelihood that disclosure of the omitted fact would have caused the reasonable investor to change his vote.).

Accordingly, Plaintiffs have demonstrated a likelihood of success on the merits.

Plaintiffs will be Irreparably Harmed

Plaintiffs will suffer irreparable harm if Defendants are permitted to use their fraudulent proxy statement dated October 29, 2004 to induce shareholders to vote in favor of, and to vote their own shares in favor of, amending the articles of incorporation to permit a going private transaction in which the Company will effect a 1-for-110 reverse stock split of the outstanding shares of its common stock and will pay fractional shareholders only $1 per pre-split share, when the fair value of such shares is at least $9.26 per share.  In addition, the reverse stock split and repurchase of fractional shares will cause the Company to have fewer than 300 shareholders which will permit the Board of Directors to cause a Form 15 to be filed with the Securities and Exchange Commission which will permit the Company to cease making its periodic reports, such as quarterly and annual reports, and other filings with the Securities and Exchange Commission.  The lack of filings with the Securities and Exchange Commission will substantially reduce the amount of information that shareholders will have to monitor their investment in the Company and management's actions.

Courts Have Not Hesitated To Enjoin Shareholder Meetings
Subject to Fraudulent a Proxy Statement

                Courts have not hesitated to grant preliminary injunctions enjoining shareholder meetings where the proxy statement used to solicit proxies contained fraudulent and false information.  See Lebhar Friedman, Inc. v. Movielab, Inc., 1987 U.S. Dist. LEXIS 127 (S.D.N.Y. January 12, 1987) (plaintiffs alleged that Proxy Statement falsely omitted report questioning qualifications of directors and the President's salary in violation of Section 14(a); court found that omission was materially misleading and granted a preliminary injunction preventing defendants from taking steps to solicit or vote proxies with respect to the Proxy Statement and requiring that a corrected Proxy Statement be filed prior to the shareholder vote for directors); Kaufman v. The Cooper Companies, Inc., 719 F. Supp. 174 (S.D.N.Y. 1989) (court enjoined annual meeting at which directors were to be elected on grounds that proxies contained stale financial information and omitted to state the reason that two directors had not been nominated for reelection, both in violation of the federal proxy regulations); The New York City Employees' Retirement System v. American Brands, Inc., 634 F. Supp. 1382 (S.D.N.Y. 1986) (court granted preliminary injunction enjoining use of proxy  solicitations that illegally omitted shareholder proposal in violation of federal proxy regulations); Champion Parts Rebuilders, Inc. v. Cormier Corporation, 661 F. Supp. 825 (N.D. Ill. 1987) (enjoining defendants who violated Section 13(d) disclosure requirements from voting tainted shares); see also Mills v. Electric Auto-Lite Co., 396 U.S. 375 (1970) (upholding private right of action under Section 14(a) but not ruling on injunction as vote went ahead because no temporary restraining order was sought by plaintiffs).

Schedule 13D
CUSIP No. 09141T 10 7		Page 5 of 5 Pages

Conclusion

WHEREFORE, Plaintiffs request that this court grant a temporary restraining order and preliminary injunction against Defendants as requested in the order to show cause

Dated: New York, New York
December 3, 2004
Respectfully submitted,

	By:	S/ William C. Rand

William C. Rand
Law Office of William Coudert Rand
711 Third Avenue, Suite 1505
New York, N.Y. 10017
(212) 286-1425; fax (212) 599-7909
Attorney for Plaintiffs

Of Counsel:

Mathew Day, Esq.
118 E. 25th Street, Eighth Floor
New York, N.Y. 10010
Tel. (212) 673-0484
Fax. (212) 614-9635